                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       CYPRESS SEMICONDUCTOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

April 5, 1999


Dear Stockholder:

        You are cordially invited to attend the Cypress Semiconductor Corporation Annual Meeting of Stockholders to be held on Thursday, May 6, 1999 at 10:00 a.m., local time, at the company's offices located at 3939 North First Street, San Jose, California 95134.

        At the Annual Meeting, you will be asked to elect five directors and ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for this fiscal year.

        Because of the continuing significance of the composition of the Company's Board of Directors, you will also be asked to consider a proposal by the Company regarding the composition of the Company's Board of Directors and a stockholder proposal regarding the same issue. The Company's proposal would reiterate a longstanding policy of seeking the best possible candidates for the Company's Board of Directors based on criteria such as industry expertise and management experience without regard to race, gender, age, national origin, religion, sexual orientation or physical limitations whereas the stockholder proposal would require the Company to make factors such as race and gender a priority in the Board nominee selection process. The Board believes it appropriate to provide another opportunity for the stockholders, as the owners of the Company, to give their input on this matter which the Board considers to be of the utmost importance. Cypress strongly believes that the only criteria which should be used in the process of selecting nominees for the board of a semiconductor company are those which relate to the nominees' ability to contribute to running such a company well. We therefore strongly urge you to support the Company's proposal and vote against the stockholder proposal.

        We hope you will be able to attend the Annual Meeting on May 6th for a report on the status of the Company's business and performance during 1998 and near-term plans. There will be an opportunity for stockholders to ask questions. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting.

                                            Very truly yours,

                                            T.J. RODGERS, President and CEO

                        CYPRESS SEMICONDUCTOR CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 6, 1999


TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Semiconductor Corporation (the "Company"), a Delaware corporation, will be held on Thursday, May 6, 1999 at 10:00 a.m., local time, at its offices located at 3939 North First Street, San Jose, California 95134, for the following purposes:

     1. To elect five directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending January 2, 2000.

     3. To vote on the Company's proposal regarding the composition of the Company's Board of Directors.

     4. If properly presented, to vote on a stockholder's proposal regarding the composition of the Company's Board of Directors which proposal is OPPOSED by the Company's Board of Directors.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on March 15, 1999 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment thereof. All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy.

                                                   FOR THE BOARD OF DIRECTORS

                                                   EMMANUEL HERNANDEZ, Secretary
San Jose, California
April 5, 1999

--------------------------------------------------------------------------------
IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                        CYPRESS SEMICONDUCTOR CORPORATION

                                 ---------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The enclosed Proxy is solicited on behalf of the Board of Directors of Cypress Semiconductor Corporation (the "Company") for use at the Company's Annual Meeting of Stockholders ("Annual Meeting") to be held Thursday, May 6, 1999, at 10:00 a.m., local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 3939 North First Street, San Jose, California 95134.

        The Company's principal executive offices are located at 3901 North First Street, San Jose, California 95134. The telephone number at that address is (408) 943-2600.

        These proxy solicitation materials were mailed on or about April 5, 1999 to all stockholders entitled to vote at the Annual Meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

        Stockholders of record at the close of business on March 15, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, _____________ shares of the Company's Common Stock were outstanding (the "Common Stock").

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

        Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than five candidates. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. On all other matters each share has one vote.

        The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or e-mail.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

        The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter.

        While abstentions (votes "WITHHELD") will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

COST OF SOLICITING PROXIES

        The cost of soliciting proxies (in the form of Written Consent attached hereto) has been, or will be, borne by the Company. The Company has retained Georgeson & Co. Inc. to assist in the solicitation of proxies at an estimated fee of $6,500 plus reimbursement of reasonable expenses. In addition to solicitation by mail, the Company requests banks, brokers and other custodians, nominees and fiduciaries to send Proxy Statements to the beneficial owners and to secure their instructions as to consents. The Company may reimburse such banks, brokers and other custodians, nominees, fiduciaries and other persons representing beneficial owners of Shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than December 8, 1999 in order to be included in the proxy statement and form of proxy relating to that meeting.

                      PROPOSAL ONE -- ELECTION OF DIRECTORS

NOMINEES

        A Board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below, all of whom are presently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

        The name of and certain information regarding each nominee is set forth below.


                                                                                          DIRECTOR
         NAME OF NOMINEE              AGE               PRINCIPAL OCCUPATION                SINCE
         ---------------              ---               --------------------                -----

T.J. Rodgers......................    51     President and Chief Executive Officer          1982
                                                of the Company

Fred B. Bialek....................    65     Business Consultant                            1991

Eric A. Benhamou..................    43     Chairman of the Board and Chief Executive      1993
                                                Officer of  3COM Corporation

John C. Lewis.....................    63     Chairman of the Board of Amdahl                1993
                                                Corporation

Alan F. Shugart...................    68     Former Chief Executive Officer of Seagate      1998
                                                Technology Inc.

        Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. There are no family relationships among directors or executive officers of the Company.

        T.J. Rodgers is a co-founder of the Company and has been its President and Chief Executive Officer since 1982. Mr. Rodgers serves as a director of C-Cube Corporation.

        Fred B. Bialek has been an independent business consultant since November 1986, during which time he has been active in the negotiation and execution of merger and acquisition transactions for semiconductor and other technology companies. Mr. Bialek has acted as a consultant to Cypress in certain of its acquisitions, including Cypress Semiconductor (Minnesota) Inc. ("CMI"), the Company's third wafer fabrication facility. Mr. Bialek, who was a founder of National Semiconductor Corporation, has over 30 years operating experience in semiconductor and related technology industries.

        Eric A. Benhamou was Vice President and General Manager of 3COM Corporation ("3COM"), a data networking company, from September 1987 to April 1990. From April 1990 to September 1990, he was Chief Operating Officer of 3COM. In September 1990, he was promoted to and has since served as Chairman of the Board, President and Chief Executive Officer of 3COM Corporation. Since August 1998, Mr. Benhamou has served as Chairman of the Board and Chief Executive Officer of 3COM Corporation. Mr. Benhamou also serves as a director of Netscape Communications Corporation and Legato Systems Inc.

        John C. Lewis has been Chairman of the Board of Amdahl Corporation, a computer manufacturer, since 1987. He was President of Amdahl from 1977 until 1987, and Chief Executive Officer of Amdahl from 1983 until 1992 and from 1996 through 1997. Mr. Lewis also serves as a director of Vitesse Semiconductor Corporation, Pinnacle Systems, Inc. and Cygnus Inc.

        Alan F. Shugart founded Seagate Technology Inc., a manufacturer of computer disk drives, in 1979 and served as Chief Executive Officer until July 1998. In 1998, he established Al Shugart International, a management consulting company. Mr. Shugart also serves as a director of San Disk Corporation, Valence Technology, Inc., Inktomi Corporation, Siros Technologies, Inc., Sarnoff Digital Communications, Sierra Imaging, Inc. and Blue Sky Research.

REQUIRED VOTE

        The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.

BOARD MEETINGS AND COMMITTEES

        Eric A. Benhamou serves as Chairman of the Board of Directors of the Company. The Board of Directors held a total of five meetings during the fiscal year 1998, which ended on January 3, 1999. During fiscal 1998, T.J. Rodgers, Fred B. Bialek, Eric A. Benhamou and John C. Lewis attended all such meetings of the Board of Directors and of the committees, if any, upon which such director served. Alan F. Shugart was elected to the Board of Directors of the Company in September 1998 and attended both of the two meetings of the Board of Directors held subsequent to his election as a director of the Company. The Board of Directors has an Audit Committee and a Compensation Committee. On December 16, 1998 at a duly held meeting, the Board of Directors formed a Nominating Committee consisting of two independent directors from the Company's Board of Directors. Independent directors are generally defined as directors who are not employees or officers, or relatives of employees or directors, of the Company, are not consultants or paid advisors to the Company and do not have any financial or other pecuniary interest in the Company.

        The Audit Committee, which consists of Messrs. Benhamou and Lewis, consults with the Company's independent accountants concerning the scope of the audit and reviews with them the results of their examination; and reviews and approves any material accounting policy changes affecting the Company's operating results and reviews the Company's control procedures and personnel. The Audit Committee held two meetings in fiscal 1998.

        The Compensation Committee, which consists of Messrs. Benhamou and Lewis, reviews compensation and benefits for the Company's senior executives and has authority to grant stock options under the Company's 1994 Stock Option Plan, as amended (the "1994 Option Plan") to employees and consultants (including officers and directors who are also employees or consultants of the Company). The Compensation Committee held five meetings during fiscal 1998.

        The Nominating Committee was formed on December 16, 1998 and held no meetings during fiscal year 1998.


COMPENSATION OF DIRECTORS

        Standard Arrangements

        Directors who are not employees receive $5,000 each quarter.

        The 1994 Option Plan provides for the automatic grant of nonstatutory options to outside directors of the Company. Each outside director is granted an initial option to purchase 80,000 shares of Common Stock (the "Initial Option") and an additional option to purchase 20,000 shares of Common Stock (a "Subsequent Option") on a date one year after the date of grant of the Initial Option and on the same date each year thereafter. The Initial Option becomes exercisable over a five-year period in annual installments of 16,000 shares, with the first such installment exercisable one year from the outside director's election to the Board. The Subsequent Options become exercisable five years after the date on which they are granted in annual installments of 4,000 shares, with the first such installments exercisable one year from the date of grant. Consequently, the 1994 Option Plan provides for an on-going vesting program of 20,000 shares per year to outside directors. The exercise price of options granted under the 1994 Option Plan is the fair market value of the Company's Common Stock on the date of grant.

        Other Arrangements

        The Company has a consulting relationship with one of its directors, Fred B. Bialek. See "Certain Transactions."

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the four other most highly compensated individuals who served as executive officers of the Company at fiscal year end (the "Named Officers") and (iv) all individuals who served as directors or executive officers at fiscal year end as a group:



                                                                     SHARES BENEFICIALLY OWNED
                                                                    ----------------------------
            DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                   NUMBER           PERCENT
---------------------------------------------------------------     ------------    ------------
DIRECTORS
   T.J. Rodgers (1).............................................         2,418,101      2.46%
   Fred B. Bialek (2)...........................................           345,836        *
   Eric A. Benhamou (3).........................................           112,000        *
   John C. Lewis(4).............................................           124,000        *
   Alan F. Shugart(5)...........................................             -0-          *

NAMED OFFICERS
   J. Daniel McCranie(6)........................................           339,215        *
   Antonio R. Alvarez(7)........................................           254,141        *
   Emmanuel T. Hernandez(8).....................................           290,671        *
   Lothar Maier(9)..............................................           279,439        *
All directors and executive officers at fiscal year end as a group
    (9 persons) (10)............................................         4,163,423      4.24%

 * Less than 1%.

----------------------

(1) Mr. Rodgers is also President and Chief Executive Officer of the Company. Includes 828,946 shares held directly and options to purchase 1,542,594 shares of Common Stock exercisable within 60 days of the Record Date. Also includes 46,561 shares of Common Stock issuable upon conversion of $1,100,000 of the Company's 6% Convertible Subordinated Notes due 2002.

(2) Represents options to purchase 345,836 shares of Common Stock exercisable within 60 days of the Record Date.

(3) Represents options to purchase 112,000 shares of Common Stock exercisable within 60 days of the Record Date.

(4) Represents options to purchase 124,000 shares of Common Stock exercisable within 60 days of the Record Date.

(5) Mr. Shugart was granted options to purchase 80,000 shares of Common Stock upon joining the Company's Board of Directors on September 2, 1998 and does not have any options exercisable within 60 days of the Record Date.

(6) Includes 48,049 shares held directly. Also includes options held by Mr. McCranie to purchase 291,166 shares of Common Stock exercisable within 60 days of the Record Date.

(7) Represents options to purchase 254,141 shares of Common Stock exercisable within 60 days of the Record Date.

(8) Includes 1,003 shares held directly and 12,232 shares transferred to his children. Also includes options held by Mr. Hernandez to purchase 277,436 shares of Common Stock exercisable within 60 days of the Record Date.

(9) Includes 60,081 shares held directly. Also includes options held by Mr. Maier to purchase 219,358 shares of Common Stock exercisable within 60 days of the Record Date.

(10) Includes 950,331 shares held directly by executive officers and directors of the Company. Also includes options to purchase an aggregate of 3,166,531 shares of Common Stock exercisable within 60 days of the Record Date and 46,561 shares of Common Stock issuable upon conversion of T.J. Rodger's holdings of $1,100,000 of the Company's 6% Convertible Subordinated Notes due 2002.

EXECUTIVE COMPENSATION

     The following table shows, as to each of the Named Officers, information concerning compensation paid for services to the Company in all capacities during the three fiscal years ended January 3, 1999.

                          SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                ANNUAL COMPENSATION                                 SECURITIES            ALL
                                        ------------------------------------                        UNDERLYING           OTHER
  NAME AND PRINCIPAL POSITION           YEAR       SALARY(1)        BONUS(2)         OTHER          OPTIONS (#)     COMPENSATION(7)
-------------------------------------   ----       ----------      ---------       ---------        ----------      ---------------

T.J. Rodgers ........................  1998        $344,453        $ 58,238        $  1,000(3)         200,000              --
 President, Chief Executive            1997        $327,626        $  1,151        $ 12,199(4)         200,000           1,200
 Officer and Director                  1996        $278,976        $  1,250        $  2,500(3)         300,000              --

J. Daniel McCranie ..................  1998        $321,054        $ 57,937              --            192,000
 Vice President, Marketing and         1997        $288,263        $  1,175              --             70,000        $    392
 Sales                                 1996        $259,345        $  1,250              --             52,500        $    600

Antonio R. Alvarez ..................  1998        $281,538        $ 39,680              --            135,000              --
 Vice President, Memory                1997        $228,261        $    993              --             52,000              --
 Products Division and Research        1996        $196,285        $  1,250              --             94,500              --
 and Development

Lothar Maier ........................  1998        $238,000        $ 45,728        $  8,846(5)         128,000             230
 Vice President, Worldwide             1997        $215,818        $    952        $ 17,808(6)          60,000        $    623
 Wafer Manufacturing                   1996        $180,265        $  1,250        $ 88,027             52,500             454

Emmanuel T. Hernandez ...............  1998        $246,192        $ 86,485              --            233,000              --
 Vice President, Finance and           1997        $219,670        $    993              --            200,000        $    577
 Administration, and                   1996        $180,265        $  1,250              --             52,500        $    600
 Chief Financial Officer

----------------------

(1)     Compensation is included in the year earned.

(2) Includes cash bonus awarded to each employee under the Company's New Product Bonus Plan in fiscal 1998. Fiscal 1998 bonuses include amounts earned under the Company's 1998 Key Employee Bonus Plan by virtue of the success in accomplishing certain group- and individual-specific goals, in fiscal 1998. No bonuses were earned under the 1996 Key Employee Bonus Plan or 1997 Key Employee Bonus Plan; however, bonuses earned in the fourth quarter of fiscal 1995 were paid in fiscal 1996 and 1997 and were dependent upon each employee's continuous status as an employee of the Company at the time of such payment.

(3) Represents cash bonuses of $1,000 and $2,500 earned and paid to Mr. Rodgers under the Company's Patent Award Program in fiscal 1998 and 1996 respectively.

(4) Represents cash bonus of $1,500 earned and paid to Mr. Rodgers under the Company's Patent Award Program as well as a 14- year service award of $10,699 paid to Mr. Rodgers in fiscal 1997.

(5)     Represents cash payout of PTO earned by Mr. Maier of $8,846.

(6) Includes a cash bonus of $1,000 earned and paid to Mr. Maier under the Company's Patent Award Program, a 14-year service award of $8,846 paid to Mr. Maier in fiscal 1997, and a cash payout of PTO earned by Mr. Maier of $7,962.

(7) Represents that portion of the Company's contribution toward the purchase of computers made pursuant to its Computer Purchase Program, which is available to all employees.

  The following table shows, as to each of the Named Officers, option grants during the last fiscal year and the potential realizable value of those options, assuming 5% and 10% appreciation, at the end of their term:



                                      OPTION GRANTS IN FISCAL 1998
                                            INDIVIDUAL GRANTS
                        ----------------------------------------------------
                              NUMBER OF     % OF TOTAL                           POTENTIAL REALIZABLE VALUE
                             SECURITIES       OPTIONS                             AT ASSUMED ANNUAL RATE
                             UNDERLYING     GRANTED TO                           OF STOCK PRICE APPRECIATION
                              OPTIONS     EMPLOYEES IN    EXERCISE    EXPIRATION       FOR OPTION TERM
         NAME                GRANTED(1)   FISCAL YEAR(2)   PRICE(3)      DATE(4)      5%(5)         10%(5)
-------------------     ----------------  --------------  --------    ---------   ----------    ----------
T.J. Rodgers                  200,000       3.24%         $8.3750       9/17/08    1,053,398    2,669,519

J. Daniel Mccranie            160,000       3.11%         9.8750        1/30/08    1,162,197    2,945,236
                               32,000                     8.3750        9/17/08

Antonio R. Alvarez            100,000       2.19%         8.9375        1/22/08      746,419    1,891,573
                               35,000                     8.3750        9/17/08

Lothar Maier                   50,000       2.07%        10.0000        2/12/08      725,273    1,837,983
                               78,000                     8.3750        9/17/08

Emmanuel T. Hernandez(6)      200,000       3.78%         8.7500        5/15/08    1,274,376    3,229,520
                               33,000                     8.3750        9/17/08

(1) Options granted under the Company's 1994 Stock Option Plan typically have a ten-year term, vest over a five-year period of employment and have an exercise price equal to market value on the date of grant.

(2) Options to purchase an aggregate of 6,162,000 shares of Common Stock of the Company were granted to employees during the fiscal year ended January 3, 1999.

(3) The exercise price may be paid by check, cash or delivery of shares that are already owned.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated, upon the optionee's death or upon an acquisition of the Company.

(5) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten-year option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of the Company's Common Stock were to increase at such rates from the price at 1998 fiscal year end ($8.3125 per share) over the next ten years, the resulting stock prices at 5% and 10% appreciation would be $13.54 and $21.53, respectively.

(6) Mr. Hernandez was granted options to purchase 200,000 shares of Common Stock on October 23, 1997 with vesting over 8 years at the rate of 25,000 shares annually. In 1998, the stock option grant was cancelled and a replacement option to purchase 200,000 shares of Common Stock was issued with vesting every quarter beginning in July 1998 at the rate of 12,500 shares per quarter through October 2001. In addition to the 12,500 shares vesting quarterly, 25,000 shares vested in October 1998 and 75,000 shares will vest in October 2001.

        The following table shows, for each of the Named Officers, information concerning options exercised during fiscal 1998 and the value of options held at fiscal year end:

                 AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND
                       FISCAL 1998 YEAR-END OPTION VALUES



                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                            SHARES                  OPTIONS AT FISCAL YEAR END    AT FISCAL YEAR END (1):
                          ACQUIRED ON     VALUE     ---------------------------------------------------------
          NAME             EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
          ----             --------     --------    -----------   -------------    -----------     -------------

Lothar Maier.............   46,108      $ 184,404     197,488         263,996       $15,505.50         $0.00



(1) Calculated by determining the difference between the fair market value of the securities underlying the options at January 3, 1999 ($8.3125) and the exercise price of the options.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        Overview

        The Compensation Committee of the Board of Directors has the responsibility to review compensation programs and benefits for the Company's employees generally, and specifically for the executive officers of the Company, and has exclusive authority to grant stock options to the executive officers of the Company. The Company applies a consistent philosophy to compensation for all employees including its executive officers, based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the defined expectations of customers and stockholders.

        Goals of the Company's Compensation Program

        The goals of the Compensation Committee are to align executive compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Company:

             Competitive Levels of Compensation. The Company is committed to providing a compensation program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company periodically reviews the compensation practices of other leading companies in the semiconductor industry. The Company believes that its compensation levels fall within the median of industry compensation levels.

             Performance-Driven Rewards. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as sales, operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by measuring organization progress against set objectives.

             Performance and Compensation Feedback. At the beginning of the performance cycle, key quarterly and annual objectives are set for each officer. The CEO gives ongoing feedback on performance to each officer. At the end of the performance cycle, the Compensation Committee evaluates the extent to which the key objectives have been accomplished, which evaluation affects decisions on merit increases and stock option grants.

        Components of the Company's Compensation Program

        The Company's compensation program, which consists of cash- and equity-based compensation, allows the Company to attract and retain highly skilled officers, provide useful products and services to customers, enhance stockholder value, motivate technological innovation and adequately reward its executive officers and other employees. The components are:

             CASH-BASED COMPENSATION:

             The Committee sets base salary for officers on the basis of level of responsibility, prior performance and other factors after reviewing the compensation levels for competitive positions in the market.

             The Company has a New Product Bonus Plan under which it distributes to all employees, including executive officers, payments based on the Company's achieving certain levels of new product revenue, plus attaining certain levels of profitability. The Company believes that all employees share the responsibility of achieving revenue and profit levels. Under the New Product Bonus Plan, specific Company performance criteria must be met in each fiscal quarter for employees to be eligible for bonuses. For 1997, the Company met these criteria only for the third quarter of fiscal year 1997. For 1998, the Company met these criteria only for the third quarter of fiscal year 1998.

             The Company adopted a Key Employee Bonus Plan effective at the beginning of fiscal year 1998, in which the Chief Executive Officer, the Company's Vice Presidents and certain other key employees participated. Plan participants would earn bonuses (in each case a percentage of the participant's base salary) based on the Company's achievement of a targeted level of sales and earnings per share, as well as success in accomplishing certain group and individual specific goals. In 1998 bonuses were paid for quarterly goal accomplishments, but there were no bonuses paid under the sales and earnings portions of the plans.

             EQUITY-BASED COMPENSATION:

             Stock options provide additional incentives to officers to work to maximize stockholder value. The options become exercisable over a defined period of employment with the Company to encourage officers to continue in the employ of the Company. In line with its compensation philosophy, the Company grants stock options to all employees, commensurate with their potential contributions to the Company. Stock options are included as part of the initial employment compensation package, and are also awarded for promotions and pursuant to the annual Evergreen Stock Program, which provides long-term incentives to virtually all employees based on performance and potential contributions.


        Compensation of the Chief Executive Officer

        T.J. Rodgers has been President and Chief Executive Officer of the Company since its incorporation in 1982. In determining Mr. Rodgers' compensation, the Committee evaluates corporate performance, individual performance, compensation paid to other executive officers of the Company and total compensation (including salary, bonus and equity compensation) paid to chief executive officers of comparable companies. In 1998, Mr. Rodgers' annualized salary was $344,453, and he received cash bonuses of $3,072 under the New Product Bonus Plan, a cash bonus of $1,000 under the Company's Patent Award Program and a payment under the Key Employee Bonus Plan of $40,069. A fundamental tenet of Cypress' compensation policy, particularly with respect to compensation of the CEO, is to link the level of compensation obtained to the Company's performance as measured by profitability and long-term growth. One way that Cypress establishes this link is to award Mr. Rodgers with compensation in the form of options to purchase stock, since the market will reward superior Company performance by increasing the value of his equity and penalize unsatisfactory performance by diminishing or eliminating such value. Through his equity ownership in the Company, which consisted of 828,946 shares of Common Stock and options to purchase 1,542,594 shares of Common Stock as of the Record Date, Mr. Rodgers shares with the other stockholders of the Company a significant stake in the success of the Company's business. A second way that Cypress establishes the link between Company performance and level of compensation is by its bonus plan, which awards variable compensation based to a substantial degree on an objective measure of the Company's profitability and long-term growth. It is the philosophy of Cypress and this Committee to bias compensation toward this kind of variable compensation as well as equity awards, meaning that when the Company performs well, as principally indicated by profitability, employees, and in particular the CEO, will be very well compensated, to a level which may exceed the median of industry compensation levels. When the Company's performance is below target levels, however, variable compensation will be limited or non-existent and equity compensation will not attain the same value, meaning that the CEO's overall compensation package may well be below industry median levels. During fiscal year 1998, the Company failed to achieve its targeted levels of sales and earnings per share as set forth in the fiscal year 1998 key employee bonus plan. Consistent with these objectives in 1998, Mr. Rodgers was not awarded a bonus under the Sales and EPS portions of the Plan. Mr. Rodgers did receive bonuses in fiscal year 1998 for accomplishments under the quarterly goals portion of the plan.

                                                   COMPENSATION COMMITTEE OF THE
                                                         BOARD OF DIRECTORS

                                                         -- John E. Lewis
                                                         -- Eric A. Benhamou

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of the Compensation Committee was or is an officer or employee of the Company.

CERTAIN TRANSACTIONS

        In October 1993, J. Daniel McCranie, Vice President of Marketing and Sales, incurred $210,000 of indebtedness to the Company, which indebtedness bears interest at 4% per annum and is unsecured. In 1995, the Company and Mr. McCranie agreed to extend the length of time that such indebtedness is payable by two years, such that the indebtedness was due on October 7, 1998, provided that in the event Mr. McCranie was still employed by the Company on October 7, 1998, the promissory note would be canceled and the indebtedness forgiven. Consistent with its terms, the promissory note was cancelled on October 7, 1998 as Mr. McCranie was and still continues to serve as employee of the Company.

        On April 1, 1998 the Company entered into a one-year consulting agreement with Fred B. Bialek, a member of the Company's Board of Directors. In addition to his compensation as a member of the Board, Mr. Bialek will be paid an annualized fixed retainer of $290,000. Prior to its expiration, the consulting agreement is terminable by either the Company or Mr. Bialek 30 days following written notice of such termination.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended January 3, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

COMPANY STOCK PRICE PERFORMANCE

        The following graph shows a five-year comparison of cumulative total return for the Company's stock, the Standard & Poor's 500 Stock Index and the S&P Electronic Index for Semiconductor and Component Manufacturers.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*


                                         CYPRESS                             S&P ELECTRONICS
        MEASUREMENT PERIOD            SEMICONDUCTOR                         (SEMICONDUCTORS)
      (FISCAL YEAR COVERED)               CORP.              S&P 500              INDEX
JAN-94                                     100                 100                 100
JAN-95                                     171                 101                 120
JAN-96                                     187                 139                 163
DEC-96                                     215                 171                 298
DEC-97                                     128                 229                 316
JAN-99                                     123                 294                 528


* ASSUMES $100 INVESTED ON JANUARY 3, 1994 IN EACH INVESTMENT. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. PAST RESULTS ARE NOT AN INDICATION OF FUTURE INVESTMENT RETURNS.

                   PROPOSAL TWO -- RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

        The Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending January 2, 2000 and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

        PricewaterhouseCoopers LLP has audited the Company's financial statements annually since 1982. Its representatives are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

        Affirmative votes constituting a majority of the Votes Cast will be required to approve this proposal.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1999.



                                 PROPOSAL THREE-
               COMPANY PROPOSAL REGARDING COMPOSITION OF THE BOARD

        The future success of Cypress Semiconductor Corporation, as well as the long term value of the Company's stock, depends on the ability of the Company to develop and introduce new products that compete effectively on the basis of price and performance and address other requirements of the Company's customers. The semiconductor industry is intensely competitive and has been characterized by price erosion, rapid technological change and heightened foreign competition in many market segments.

        Although many factors will determine whether the Company can successfully address the demands of its customers, Cypress believes none is more important than the composition of the Company's Board of Directors. The Board, among other things, sets the strategic direction of the Company, selects and provides guidance to management personnel, and makes key decisions affecting the future of the business. Cypress believes that it is essential that the people acting in these crucial capacities are the best qualified available.

        The concept of "best qualified directors" is clearly a relative one, varying by industry and company. The Company's views on the issue have been expressed frequently in a variety of public fora over the years, and are relatively well known. In short, Cypress believes that the people responsible for setting the strategic direction of the Company, selecting and providing guidance to management personnel and making key decisions affecting the future of the business should have as much relevant industry experience as possible combined with excellent judgement and commitment to the Company and its stockholders. More particularly, the Company believes that each director who serves on the Company's Board of Directors must, among other things, meet as many of the following criteria as possible: (1) have significant experience as a chief executive officer of an important technology company; (2) have extensive direct expertise in the semiconductor business based on education and management experience; and (3) have direct experience in the management of a company that buys from the semiconductor industry. Competition among semiconductor companies for such qualified individuals to serve on their boards of directors is intense. However, without such experience and knowledge, the Company believes, the Board cannot effectively lead the Company in the highly competitive environment of the semiconductor industry.

        Unfortunately, in recent years, there has been considerable disagreement over what constitutes the best qualified directors for a company. Some have asserted that every company can benefit from the perspectives of various different "kinds" of people--based on, for example, the color of their skin or gender--on its board of directors, and that including individuals with these characteristics, separate and apart from considerations of industry experience and similar qualities, should be a priority for companies. While Cypress has considered a significant number of promising candidates for the Board--as determined by reference to judgment, relevant industry expertise and commitment--who happen to be women and minorities, the Company strongly disagrees with the relevance of such factors in and of themselves and believes that the vast majority of its stockholders feel the same way. Last year, the Cypress stockholders had the opportunity to express their views on this issue by voting for or against two stockholder proposals, one submitted by the Company and the other by Mercy Health Services, which presented these alternative views on the selection of directors. A substantial majority of stockholders voted in favor of the Cypress proposal while a majority opposed Mercy Health Services' proposal.

        Because of the continuing significance of this issue as demonstrated by, among other things, the substantial interest generated by and time devoted to the two proposals at last year's annual meeting of the stockholders, the Board believes it appropriate to provide another opportunity for the stockholders, as owners of the Company, to give their input on a matter which the Board considers to be of the utmost importance. The Board also believes that a reiteration of last year's public statement of the Company's policy toward attracting the best qualified directors, combined with a clear indication of what that policy means to the Company and its stockholders, will make the Company even more attractive to the best qualified board candidates. Accordingly, the Board wishes to again put the following proposal before the Company's stockholders, and again recommends approval of the following resolutions:

        RESOLVED: That the Board of Directors seek to nominate the best qualified candidates for membership to the Board, and that such candidates shall consist of those men and women demonstrating excellent judgment and commitment to the Company and its stockholders combined with extensive business or financial experience and expertise, preferably where such experience or expertise is relevant to the semiconductor industry as demonstrated by meeting as many as possible of the following criteria: having previously served as a senior Executive Officer of an important technology company or a company serving the technology industry, having direct expertise in the semiconductor business based on education and management experience, and having direct experience in the management of a company that buys from the semiconductor industry.

        RESOLVED FURTHER: That the Board nominate for membership to the Board men and women having the most desirable qualifications as determined by the above factors, without regard to their race, gender, age, religion, national origin, sexual orientation or physical limitations.

        RESOLVED FURTHER: That in order to attract the best qualified candidates, the Board issue a statement setting forth the above qualifications as those that the Board considers in nominating candidates to the Board.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

        Affirmative votes constituting a majority of the Votes Cast will be required to approve this proposal.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AFOREMENTIONED PROPOSAL.



        From time to time, the individual stockholders of the Company submit proposals which they believe should be voted upon by the stockholders. This year, the following proposal was submitted and accompanied by a notice of intention to present the proposal for action at the Annual Meeting of Stockholders. Information regarding the name, address and number of shares of Company stock held by the stockholder proponent will be furnished by the Company to any person, orally or in writing, as requested, promptly upon the receipt of any oral or written request therefor. Any such request should be directed to the Secretary of the Company.

        Each stockholder proponent must appear personally or by proxy at the Annual Meeting of Stockholders to present its proposal for action. If properly presented, the following proposal will be voted on by the stockholders and may be approved only upon this proposal's receipt of affirmative votes constituting a majority of the Votes Cast.

        The following stockholder proposal is OPPOSED by the Company's Board of Directors.


                                 PROPOSAL FOUR-
             STOCKHOLDER PROPOSAL REGARDING COMPOSITION OF THE BOARD

                           BOARD INCLUSIVENESS REVIEW


        Employees, customers, and stockholders reflect a greater diversity of backgrounds than ever before. We believe that the board composition of major corporations should reflect the people in the workforce and marketplace of the Twenty-first Century if our company is going to remain competitive.

        The Department of Labor's 1995 Glass Ceiling Commission reported ("Good for Business: Making Full Use of the Nation's Human Capital") that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of S&P 500 companies revealed that ". . . firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2.5 times better than otherwise-comparable companies."

        The Investor Responsibility Research Center (IRRC) reports that in 1996, representation at senior management levels was only at 12 percent for the over 39,000 companies required to submit the EEO-1 Report. The Glass Ceiling Commission reported that companies select from only half of the available talent within the U.S. workforce.

        If we are to be prepared for the 21st Century, we must learn how to compete in an increasingly diverse global marketplace, by promoting and selecting the best qualified people regardless of race, gender or physical challenge. Sun Oil's CEO Robert Campbell stated (Wall Street Journal, 8/12/96):
"Often what a woman or minority person can bring to the board is some perspective a company has not had before-adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white, male gathering. They can also be inspirational to the company's diverse workforce."

        We believe that the judgement and perspectives of a more diverse board will improve the quality of corporate decision-making. A growing proportion of stockholders is attaching value to board inclusiveness, since the board is responsible for representing shareholder interests. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, recently issued a set of corporate governance guidelines which included a call for "diversity of directors by experience, sex, age, and race."

        We therefore, urge our company to enlarge its search for qualified board members.

RESOLVED: SHAREHOLDERS REQUEST THAT:

1. The company make available to shareholders, at reasonable expense, a report four months from the date of the annual meeting, which includes a description of:

- Efforts to encourage diversified representation on the board;

- Criteria for board qualification;

- The process of selecting board nominees, and board committee members;

- A public statement committing the company to a policy of board inclusiveness, with a program of steps to be taken and the time line expected to move in that direction.

2. The Board Nominating Committee make a greater effort to locate qualified women and persons of color as candidates for nomination to the board.


            RECOMMENDATION OF THE BOARD AGAINST STOCKHOLDER PROPOSAL

        Cypress's Board of Directors unanimously recommends a vote "AGAINST" the above proposal. The Company agrees that the composition of the Board of Directors is an important issue since the Board, among other things, sets the strategic direction of the Company, selects and provides guidance to management personnel, and makes key decisions affecting the future of the business. Although the concept of the "best qualified" director is clearly a relative one, varying by industry and company, Cypress believes there should be only one primary criterion for selecting new members to any corporation's Board of Directors--the Board member's ability to assist the Company in its primary mission of making a profit for the stockholders--and that such ability is directly proportional to the Board member's industry and management experience.

        As was the case last year, the proponent of the stockholder's proposal seeks to commit the Company to a Board member selection policy in which a Board candidate's gender and race would be a priority consideration, even though the Company believes gender and race are only minimally relevant--if they are relevant at all--to a candidate's ability to make a semiconductor company more profitable. The proponent seeks to commit the Company to a "program of steps" to move in that direction and, presumably, to nominate a female or minority candidate for the Board prior to, or as promptly as possible after, the Company issuing a report on the subject by September 1999. While the Cypress Board has already considered a significant number of promising candidates for the Board--as determined by reference to relevant industry experience, judgment and commitment--who also happen to be women and minorities, the Company strongly disagrees with the relevance of such factors in and of themselves and believes that the vast majority of its stockholders feel the same way.

        Committing the Company to a Board member selection policy based primarily on a social-issues agenda can be a dangerous course for any investor to approve. Lipper Analytical Services has analyzed the performance of "ethical mutual funds" which invest with a social-issues agenda, and then managed $4.1 billion in investments. According to the 1997 study conducted by Lipper Analytical Services, the "ethical mutual funds" (which can include growth funds, balanced funds, income funds and global funds) produced a return of 5.65% in the twelve months preceding the study, while the S&P 500 returned 20.65% over the same period. Thus, those mutual funds that chose to invest in corporations on a social-issues agenda rather than in corporations focused primarily on profit-making lost $615 million (relative to what they could have achieved if invested in the S&P 500) for their investors all in the name of the "higher good."

        The investments in Cypress Semiconductor Corporation stock include the retirement savings of thousands of retirees, the college funds of numerous children, the savings of many hardworking Americans and, indeed, the investments of the Company's own employees through the Company's Employee Stock Purchase Plan. These individuals depend on the Company, through the efforts of its management and Board of Directors, to achieve its profit-making function. Having an experienced and highly qualified Board is particularly critical for Cypress during difficult periods for the semiconductor industry such as this one, when overcapacity and sluggish demand make business conditions particularly challenging and experienced leadership is all the more essential.

        The Company believes that the primary criteria for selecting a Board member is the Board member's ability to assist the Company in its mission of making a profit for the stockholders. The Company chooses its Board members with this consideration in mind by selecting only the most qualified individuals available regardless of their race, gender, age, religion, national origin, sexual orientation or physical limitations. The Company's criteria for board membership have been publicly announced in the past. The essential criteria for Cypress board membership are:

        (1) experience as a senior Executive Officer of an important technology company or a company serving the technology industry;

        (2) direct expertise in the semiconductor business based on education and management experience; and

        (3) direct experience in the management of a company that buys from the semiconductor industry.

        The Company believes that placing arbitrary racial or gender quotas on corporate boards is fundamentally wrong and injurious to the stockholder.

        In summary, the Company disagrees with this stockholder's proposal because the proponent of this stockholder's proposal seeks to make a policy of board inclusiveness and a "diversity of directors by experience, sex, age and race" a priority consideration in selecting board members, even though the Company believes gender and race are only minimally relevant--if they are relevant at all--to a candidate's ability to make a semiconductor company more profitable. The Company believes that the "best qualified" individuals for membership to the Board are men or women having the most desirable qualifications as determined by industry and management experience, without regard to their race, gender, age, religion, national origin, sexual orientation or physical limitations. The Cypress Board has considered in the past, and will consider in the future, promising candidates for the Board--as determined by reference to relevant industry experience, judgement and commitment--who happen to be women and minorities, but believes strongly that it is contrary to the stockholders' interests, and could have serious adverse consequences on the Company's ability to compete and achieve its profit-making goals, to make race and gender key determinants in the board selection process.


REQUIRED VOTE;

        Affirmative votes constituting a majority of the Votes Cast will be required to approve this proposal.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE AFOREMENTIONED PROPOSAL.





                                  OTHER MATTERS

        The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

        It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.



                                           FOR THE BOARD OF DIRECTORS

                                           EMMANUEL HERNANDEZ, Secretary


Dated:  April 5, 1999

P
R
O
X
Y



                        CYPRESS SEMICONDUCTOR CORPORATION

                  PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned stockholder of CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 1999, and hereby appoints T.J. Rodgers and Emmanuel Hernandez, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of CYPRESS SEMICONDUCTOR CORPORATION to be held on Thursday, May 6, 1999, at 10:00 a.m., local time, at its offices located at 3939 North First Street, San Jose, California 95134 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.


        A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.


                                                               SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SIDE

[X]   PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE


THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY, FOR THE COMPANY'S PROPOSAL REGARDING COMPOSITION OF THE BOARD OF DIRECTORS, AGAINST THE STOCKHOLDER'S PROPOSAL REGARDING COMPOSITION OF THE BOARD OF DIRECTORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 BELOW.


1. ELECTION OF DIRECTORS:

NOMINEES:  T.J. Rodgers; Fred B. Bialek; Eric A. Benhamou;
           John C. Lewis; Alan F. Shugart

           [ ] FOR     [ ] WITHHELD

[ ]
    ---------------------------------------------
    For all nominees except as noted above


                                  FOR       AGAINST   ABSTAIN
2. PROPOSAL TO RATIFY             [ ]         [ ]       [ ]
   THE APPOINTMENT OF
   PRICEWATERHOUSECOOPERS
   LLP AS THE
   INDEPENDENT
   ACCOUNTANTS OF THE
   COMPANY FOR FISCAL
   1999.




                                  FOR       AGAINST   ABSTAIN
3. COMPANY'S PROPOSAL REGARDING   [ ]         [ ]       [ ]
   COMPOSITION OF THE BOARD OF
   DIRECTORS.



THE BOARD OF DIRECTORS OPPOSES THE FOLLOWING STOCKHOLDER PROPOSAL, AND STRONGLY URGES A VOTE AGAINST ITEM 4 BELOW:

                                  FOR       AGAINST   ABSTAIN
4. STOCKHOLDER PROPOSAL           [ ]         [ ]       [ ]
   REGARDING COMPOSITION OF
   THE BOARD OF DIRECTORS.


MARK HERE     [ ]
FOR ADDRESS
CHANGE AND
NOTE BELOW



In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof. (This Proxy should be marked, dated, signed by each stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)



Signature:                              Date
          ----------------------------       -------------
Signature:                              Date
          ----------------------------       -------------